EXHIBIT 2.4

Execution Version

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 8th day of August, 2014, by and among POST TOSCANA, LLC (“Seller”), and MF 389 EAST 89 LLC (“Purchaser”).

W I T N E S  S E T H:

WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Agreement dated as of May 30, 2014 (the “Purchase Agreement”);

WHEREAS, as of the date hereof, the Purchase Agreement contemplates a Closing Date of August 22, 2014;

WHEREAS, Purchaser has requested that Seller extend the Closing Date in consideration of a deposit of additional Earnest Money in the amount of the August Extension Earnest Money (as defined below);

WHEREAS, Purchaser has also requested that Seller grant to Purchaser an additional right to extend the Closing Date upon written notice and deposit of additional Earnest Money in the amount of the September Extension Earnest Money (as defined below); and

WHEREAS, Seller has agreed to grant the foregoing extensions of the Closing Date subject to the terms and conditions set forth in this Amendment, and Seller and Purchaser desire to modify certain terms and provisions of the Purchase Agreement as more particularly set forth herein.

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Closing Date and Purchaser’s Conditional Right to Extend the Closing Date.

(a) Prior to or on the date of this Amendment, and as a condition precedent to the effectiveness of this Amendment, Purchaser has deposited with the Escrow Agent the sum of Five Hundred Seventy Five Thousand and No/100 Dollars ($575,000.00) by wire transfer of immediately available funds (the “August Extension Earnest Money”) to be held as Earnest Money subject to the terms and provisions of the Purchase Agreement. Seller and Purchaser hereby agree that Section 4.1 of the Purchase Agreement is amended such that the Closing Date thereunder shall be extended to September 12, 2014 (TIME IS OF THE ESSENCE).

(b) Purchaser shall have a one-time right to extend the September 12, 2014 Closing Date to September 19, 2014 (TIME IS OF THE ESSENCE) by (i) delivering notice to Seller not later than 5:00 p.m. New York City local time on August 29, 2014 (TIME IS OF THE ESSENCE) notifying Seller of Purchaser’s election to extend the Closing Date to September 19, 2014 (the “September Extension Notice”) and (ii) depositing the sum of Five Hundred Seventy Five Thousand and No/100 Dollars ($575,000.00) (the “September Extension Earnest Money”) in immediately available federal funds with the Escrow Agent by the close of business in New York City on September 2, 2014 (TIME IS OF THE ESSENCE) to be held as Earnest Money subject to the terms and provisions of the Purchase Agreement. Upon Purchaser’s timely and proper delivery of the September Extension Notice and the September Extension Earnest Money, the Closing Date under Section 4.1 of the Purchase Agreement shall be extended to September 19, 2014 (TIME IS OF THE ESSENCE). Seller and Purchaser expressly acknowledge and agree that the effectiveness of the September Extension Notice is predicated upon both the requirements set forth in subsections (i) and (ii) above being satisfied within the required time periods, and in the event either one or both requirements have not been satisfied within the required time periods, Purchaser’s right to extend the Closing Date pursuant this subsection (b) shall be null and void, and the Closing Date shall remain September 12, 2014 (TIME IS OF THE ESSENCE).

3. Earnest Money. Seller and Purchaser acknowledge that as of the date of this Amendment, Purchaser has deposited with the Escrow Agent the Initial Deposit, the Second Deposit, the Extension Earnest Money and the August Extension Earnest Money. In the event that Purchaser properly exercises the extension pursuant to Section 2(b) above, then Purchaser shall deposit with the Escrow Agent the September Extension Earnest Money. The definition of “Earnest Money” in Section 1.6(a) of the Purchase Agreement is hereby amended to mean, collectively, the Initial Deposit, the Second Deposit, the Extension Earnest Money, the August Extension Earnest Money and the September Extension Earnest Money (if any), together with any interest thereon.

4. Closing Not Subject to Financing. Notwithstanding anything to the contrary, Purchaser and Seller acknowledge, agree and re-affirm that the Closing and the transactions contemplated by the Purchase Agreement shall not be subject to financing under any circumstances.

4. Ratification; Absence of Defaults. Except as modified and amended hereby, the Purchase Agreement remains in full force and effect in accordance with its terms and is hereby ratified and confirmed by each of Seller and Purchaser. Each of Purchaser and Seller hereby represents to the other that as of the date hereof, it has no knowledge of any defaults by the other party under the Purchase Agreement, or conditions which with notice or the passage of time could give rise to a default thereunder.

5. Miscellaneous.

(a) This Amendment supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof.

(b) This Amendment may be executed in counterparts each of which shall be deemed an original but all of which, taken together, shall constitute one and the same document.

(c) The parties agree that this Amendment may be delivered either by a party or its counsel by facsimile machine or email to the other party or its counsel and signatures so transmitted constitute original signatures and are binding on the parties so signing. Upon request, the parties shall further deliver between themselves actual originally signed copies of counterparts, but such further delivery or failure thereof shall not affect the validity or timing of this Amendment.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

SELLER:

POST TOSCANA, LLC, a Delaware limited liability company

By:	Post Apartment Homes, LP, a Georgia limited partnership, its sole member

By:	Post GP Holdings, Inc., a Georgia corporation, its general partner

By:	/s/ Sherry Cohen
Name:	Sherry Cohen
Title:	Executive Vice President

PURCHASER:

MF 389 EAST 89 LLC,
a Delaware limited liability company

By:	/s/ Benjamin Shaoul
Name:	Benjamin Shaoul
Title:	Authorized Signatory

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